As filed with the Securities and Exchange Commission on April 23, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CREDENCE SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	94-2878499
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1421 California Circle

Milpitas, CA 95035

(Address of principal executive offices) (Zip Code)

Credence Systems Corporation 1993 Stock Option Plan, as Amended and Restated

Credence Systems Corporation Employee Stock Purchase Plan, as Amended and Restated

(Full title of the Plan(s))

Byron W. Milstead

Vice President and General Counsel

Credence Systems Corporation

1421 California Circle

Milpitas, CA 95035

(Name and address of agent for service)

(408) 635-4300

(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

1993 Stock Option Plan, as amended and restated, Common Stock, $0.001 par value	2,234,125	$12.45	$27,814,857	$3,525

Employee Stock Purchase Plan, as amended and restated, Common Stock, $0.001 par value	319,160	$12.45	$3,973,542	$504

Total	2,2553,285			$4,029

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Credence Systems Corporation 1993 Stock Option Plan, as amended and restated, and Employee Stock Purchase Plan, as amended and restated, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act on the basis of the average of the high and low price per share of the Registrant’s Common Stock on April 19, 2004, as reported by the Nasdaq National Market.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such document need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Credence Systems Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 filed with the Commission on January 29, 2004;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2004 filed with the Commission on March 15, 2004;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 23, 2004 and February 24, 2004;

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on September 10, 1993, as amended on October 21, 1993, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock; and

(e)	The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A filed with the Commission under the Exchange Act on June 19, 1998, as amended on March 26, 2004, in which there is described the terms, rights and provisions applicable to the Registrant’s Preferred Stock Purchase Rights.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The provisions of Registrant’s Amended and Restated Certificate of Incorporation limit the liability of Registrant’s directors in certain instances. As permitted by the Delaware General Corporation Law, directors will not be liable to Registrant for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect the director’s liability for any breach of his duty to Registrant or Registrant’s stockholders (i) for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide that Registrant shall indemnify Registrant’s directors and may indemnify Registrant’s officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. Registrant has entered into separate indemnification agreements with Registrant’s directors and officers, which may require Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. To the extent Registrant may be required to make substantial payments under the indemnification agreements that are not covered by insurance, Registrant’s available cash and stockholder’s equity would be adversely affected.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number		Exhibit

4.1	(1)	Form of Rights Agreement, dated June 2, 1998, by and between the Registrant and Equiserve Trust Company, N.A. (formerly known as BankBoston, N.A.), as Rights Agent.

4.2	(2)	Form of First Amendment, dated February 19, 2004, to the Rights Agreement dated as of June 2, 1998, by and between the Registrant and Equiserve Trust Company, N.A. (formerly known as BankBoston, N.A.) as Rights Agent.

5.1		Opinion and consent of Morrison & Foerster LLP.

23.1		Consent of Ernst & Young LLP, Independent Auditors.

23.2		Consent of Morrison & Foerster LLP is contained in Exhibit 5.

24		Power of Attorney (set forth on the signature page of this Registration Statement).

(1)	Incorporated by reference to an exhibit to the Registrant’s Current Report on Form 8-K as filed with the Commission on June 3, 1998.
(2)	Incorporated by reference to an exhibit to the Registrant’s Statement on Form 8-A/A as filed with the Commission on March 26, 2004.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 1993 Stock Option Plan, as amended and restated, and Employee Stock Purchase Plan, as amended and restated.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section

13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 23rd day of April, 2004.

/s/ Graham J. Siddall

Dr. Graham J. Siddall Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Credence Systems Corporation, a Delaware corporation, do hereby constitute and appoint Dr. Graham J. Siddall, Chairman of the Board and Chief Executive Officer and John R. Detwiler, Senior Vice President, Chief Financial Officer and Secretary, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Graham J. Siddall Graham J. Siddall	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 23, 2004

/s/ John R. Detwiler John R. Detwiler	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	April 23, 2004

/s/ Richard M. Beyer Richard M. Beyer	Director	April 23, 2004

/s/ Henk J. Evenhuis Henk J. Evenhuis	Director	April 23, 2004

/s/ Thomas R. Franz Thomas R. Franz	Director	April 23, 2004

Dr. William G. Howard, Jr.	Director

/s/ Jon D. Tompkins Jon D. Tompkins	Director	April 23, 2004

/s/ Bruce R. Wright Bruce R. Wright	Director	April 23, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1(1)	Form of Rights Agreement, dated June 2, 1998, by and between the Registrant and Equiserve Trust Company, N.A. (formerly known as BankBoston, N.A.), as Rights Agent.

4.2(2)	Form of First Amendment, dated February 19, 2004, to the Rights Agreement dated as of June 2, 1998, by and between the Registrant and Equiserve Trust Company, N.A. (formerly known as BankBoston, N.A.) as Rights Agent.

5.1	Opinion and consent of Morrison & Foerster LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Morrison & Foerster LLP is contained in Exhibit 5.

24	Power of Attorney (set forth on the signature page of this Registration Statement).

(1)	Incorporated by reference to an exhibit to the Registrant’s Current Report on Form 8-K as filed with the Commission on June 3, 1998.
(2)	Incorporated by reference to an exhibit to the Registrant’s Statement on Form 8-A/A as filed with the Commission on March 26, 2004.